Exhibit 99.1

PRESS RELEASE Full Year 2009 Results
Record subscriber growth notwithstanding challenging market dynamics;
Revised FY 2009 outlook met with free cash flow up 38% yoy despite higher capex;
Proposed extraordinary shareholder disbursement of €2.23 per share.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, February 24, 2010 – Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) for the full year ended December 31, 2009.

HIGHLIGHTS

                FY 2009 net additions exceeded 2008 levels: broadband internet (131,000, up 28% yoy), Telenet Digital TV (329,000, up 51% yoy) and fixed telephony (112,000, up 38% yoy);

                New mobile offers and targeted campaigns resulted in sharp rise in new subscribers (+24,000 in Q4 2009);

                Revenue of €1,197.4 million, up 18% compared to prior year, yielding organic growth of 9%;

                Adjusted EBITDA(1) up 20% year-on-year to €607.7 million including a nonrecurring post-employment benefit expense of €6.6 million, implying an Adjusted EBITDA margin of 50.7%;

                Accrued capital expenditures(2) of €317.6 million, including €103.9 million related to set-top box rental;

                Free Cash Flow(3) growth of 38% to €166.9 million, equivalent to 14% of revenue;

                Strong improvement in net profit compared to prior year, positively impacted by nonrecurring tax credit;

                Outlook FY 2010 foresees around 8% top line growth, Adjusted EBITDA margin of close to 50% and accrued capital expenditures of around 23% of revenue, resulting in strong free cash flow growth;

                Proposed extraordinary shareholder disbursement of €2.23 per share.

As of and for the full year ended	Dec 2009	Dec 2008	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,197.4	1,018.8	18%
Operating Profit	298.5	238.7	25%
Net Profit (Loss)	233.1	(15.2)	n/a

Basic Earnings (Loss) Per Share	2.09	(0.14)	n/a
Diluted Earnings (Loss) Per Share	2.08	(0.14)	n/a

Adjusted EBITDA (1)	607.7	506.4	20%
Adjusted EBITDA margin %	50.7%	49.7%

Accrued Capital Expenditures (2)	317.6	245.9	29%
Accrued Capital Expenditures as % of revenue	27%	24%
Free Cash Flow (3)	166.9	121.2	38%

OPERATIONAL HIGHLIGHTS (in 000 serviced premises)

Total Cable TV	2,342	2,402	-2%
Analog Cable TV	1,342	1,729	-22%
Digital Cable TV (Telenet Digital TV + INDI)	1,001	674	49%
Broadband internet	1,116	985	13%
Fixed telephony	741	629	18%
Mobile telephony	129	87	48%

Triple play customers	651	539	21%
Services per customer relationship (4)	1.79	1.67	7%
ARPU per customer relationship (€ / month) (4) (5)	35.0	32.5	8%

TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2009	2

(1)          Under IFRS, EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures are defined as (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to our efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the company’s underlying performance and should not replace the measures in accordance with IFRS as an indicator of the company’s performance, but rather should be used in conjunction with the most directly comparable IFRS measure. A reconciliation of this measure to the most directly comparable IFRS measure is disclosed in Exhibit 1 on page 11.

(2)          Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including capital lease additions, as reported in our consolidated balance sheet on an accrued basis.

(3)          Free cash flow is defined as net cash provided by the operating activities of our continuing operations less capital expenditures of our continuing operations, each as reported in our consolidated statements of cash flows.

(4)          Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network.

(5)          Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

Conference call – Telenet will host a conference call for institutional investors and analysts on February 25, 2010, at 3.00pm CET.

For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts

Press:	Marina De Moerlooze	Evelyne Nieuwland
	VP Corporate Communications	Spokesperson
	marina.de.moerlooze@staff.telenet.be	evelyne.nieuwland@staff.telenet.be
	Phone: +32 15 335 771	Phone: +32 15 335 544

Analysts and	Vincent Bruyneel	Rob Goyens
Investors:	Director Investor Relations & Group Treasurer	Manager Investor Relations
	vincent.bruyneel@staff.telenet.be	rob.goyens@staff.telenet.be
	Phone: + 32 15 335 696	Phone: +32 15 333 054

About Telenet – Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information – Additional information on Telenet and its products can be obtained from our website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. Our Consolidated Annual Report 2008 and Consolidated Half Year 2009 Report as well as unaudited condensed consolidated financial statements and presentations related to the financial results of the first nine months of 2009 and the full year of 2009 have been made available from the investor relations pages of our website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 – Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations;  potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information – The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2009 have been prepared in accordance with International Financial Reporting Standards, as adopted by the EU (EU GAAP) unless otherwise stated and will be made available on our website on April 2, 2010.

Non-GAAP measures –Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G.  For related definitions and reconciliations, see the Investor Relations section of the Liberty Global, Inc. website (http://www.lgi.com). Liberty Global, Inc. is our controlling shareholder.

This document has been released on February 24, 2010, at 5.45pm CET

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Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

“We are pleased to see that 2009 has been one of the best years in our corporate history, both operationally and financially. Despite the economic downturn and intense competition within the markets we operate, we achieved record net additions for our residential products. The past year, we added an aggregate 572,000 net new subscribers to broadband internet, fixed telephony and digital TV, which is up 43% over our 2008 net additions. We attribute these robust operational results to a wide series of factors, including the broad appeal of our multiple play bundles – the Shakes –, our relentless focus on customer service, product leadership and network quality together with increased customer loyalty arising from multiple play conversion. In addition, we enjoyed our first full year of delivering a unified multi play service across all Flanders, and have enjoyed the efficiencies that this provides.

We achieved our revised outlook as presented at the end of October last year. For the full year, our revenue rose 18% to €1,197 million, of which 9% was organic, thanks to robust subscriber growth, a further increase in the ARPU per unique customer (+13% year-on-year in Q4 2009) as well as a growing contribution from our mobile business. Our continuous focus on process optimizations and cost improvements, together with the operating leverage of our multiple play model, enabled us to generate €608 million of Adjusted EBITDA for the full year, including a nonrecurring post-employment benefit expense of €6.6 million, up 20% compared to the prior year and equivalent to an Adjusted EBITDA margin of 50.7%. Excluding the post-employment benefit expense, our Adjusted EBITDA would have amounted to €614 million, implying an underlying margin of 51.3%. Although we spent 29% more in terms of capital expenditures in 2009 relative to 2008 as a result of strong demand for HD PVR set-top boxes, various network optimization projects and the investments in our mobile platform, we succeeded in growing the overall level of free cash flow by 38% year-on-year to €167 million, or 14% of revenue.

Looking at the year ahead, we remain vigilant as to the potential side effects of the economic downturn on our business, whilst we continue to operate in an intensely competitive environment. One of our key priorities for 2010 remains offering leading products to our customers. Earlier this month, we have entered a new chapter in our broadband product portfolio with the launch of our new flagship broadband product FiberNet, making use of the EuroDocsis 3.0 technology which has been deployed across our entire network. The completion of our 600 MHz bandwidth upgrade of our core network has set the foundation for the future development of our Hybrid Fiber Coax network. Under our “Digital Wave 2015” investment program, we have the ambition to bring our network and services offering to the next level as we believe that a fiber-rich and flexible network provides unmatched capacity for future growth. One of the cornerstones remains our Pulsar node splitting project which will allow us to build a next-generation network capable of capturing the changing consumer needs, new internet applications and future services and technology. As a first step, we unveiled the next generation of our user interface and a web-based recording functionality for our Digital TV platform, enabling a whole new experience for our Digital TV customers.

For 2010, we forecast healthy top line growth of around 8% in 2010 driven by our core fixed products, the continued uptiering to digital TV and multiple play of our existing customer base together with a growing contribution of our mobile telephony business following our planned migration into a Full-MVNO model later this year. We remain confident of our ability to maintain our Adjusted EBITDA margins in the 48-50% range longer term, notwithstanding the adverse impact from changes in our revenue mix and subscriber-related cost growth. For 2010, we target an Adjusted EBITDA margin of close to 50% including our planned scalable mobile-related investments and a full year impact of our acquired BelCompany retail stores. As for capex, we expect a decline relative to the peak of 2009. For 2010, we assume total capex (including set-top box rental and non-cash capital lease additions) of around 23% of our revenue compared to a level of 27% in 2009, including the investments in our “Digital Wave 2015” network upgrade project. These solid financial results should translate into further improving free cash flow generation of at least €200 million in 2010 assuming no material changes in interest rate levels compared to 2009.

The strong level of free cash flow and the fact that we do not face any major debt maturities before 2014 provide us with ample cash flow flexibility to both continue to invest in future growth and in value-accretive M&A, whilst also stepping up our shareholder remuneration. Following a careful assessment of these principles, the Board of Directors will propose an extraordinary shareholder disbursement of €2.23 per share.”

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1                                    Operational highlights

IMPORTANT REPORTING CHANGES

Multiple play statistics. As of July 1, 2009, all multiple play statistics we report refer to the Combined Network reflecting the fully integrated status of the Interkabel subscriber base. We should highlight that the Combined Network consolidates both the former Telenet Network and the Telenet Partner Network with a total of 2,794,000 homes passed at the end of December 2009.

Reclassification of revenue from business coax products. As of January 1, 2009, all revenue from business subscribers to coaxial broadband internet and fixed telephony were reallocated from Business services revenue to Residential broadband internet and Residential telephony revenue. The purpose of this reallocation was to match revenue with subscriber data since business subscribers to these coaxial products were already counted in the broadband internet and fixed telephony statistics. For comparative purposes, we have restated full year 2008 revenue as follows:

- Business services: (€25.4 million) of which (€6.6 million) in Q4 2008

- Residential broadband internet: €21.4 million of which €5.6 million in Q4 2008

- Residential fixed telephony: €4.1 million of which €1.1 million in Q4 2008

Adjusted EBITDA. Adhering to guidance provided by the U.S. Securities and Exchange Commission, we refer to Adjusted EBITDA and Adjusted EBITDA margin instead of EBITDA and EBITDA margin since these measures used by management are calculated differently than those described as EBITDA in Exchange Act Release No. 47226. We began using the new terms and definitions effective with the release of our full year 2009 results and both current and prior year amounts have been presented using the new definitions.

Free Cash Flow. We also changed our definition of Free Cash Flow to match the definition used by Liberty Global, Inc., our controlling shareholder. We began using the new definition effective with the release of our full year 2009 results and both current and prior year amounts have been presented using the new definition.

KEY ACHIEVEMENTS 2009

2009 was yet again an exciting year in our history. We managed to successfully integrate Interkabel into our systems and platforms and we are pleased with the obtained results, both financially and operationally resulting from a unified triple play offering across Flanders. We extended our retail distribution channel through the acquisition of BelCompany in June last year, which has enabled us to drive up consumer’s awareness of our mobile products and which has further fueled our top line growth. By year-end, we completed the upgrade of our network bandwidth capacity to 600 MHz and the deployment of EuroDocsis 3.0 technology across our entire footprint, which will result in a new set of leading broadband products to be rolled out during 2010. In addition, we have started the build of our mobile switch as part of our planned transition to Full-MVNO. The past year, we also set our first steps in the mobile world by signing our Full-MVNO agreement with Mobistar in February and launching our first mobile marketing campaigns in October.

OVERVIEW & MULTIPLE PLAY

Amidst a challenging economic and intensely competitive environment, we achieved record net additions for all our residential products in 2009. During the year, we added an aggregate net 572,000 subscribers to our core residential products of broadband internet, fixed telephony and digital TV, up 43% compared to the prior year period. Our commercial momentum continued to thrive with Q4 2009 showing the typical seasonal sequential acceleration in the level of net additions. Our Q4 2009 achievement of 138,000 net additions for our fixed line products is close to last year’s firm result of 142,000 net additions. We should point out, however, that the prior year quarter was boosted by significant pent-up demand for our interactive digital TV service in the Interkabel area following the Interkabel Acquisition in October 2008.

This solid operational performance is the joint result of robust sales and moderate churn compared to 2008, the latter reflecting on the one hand the benefits of our multiple play strategy which translates into a much lower propensity to churn and on the other hand our relentless focus on customer service, product leadership and network superiority. In line with the trends observed over the first nine months of the year, our Q4 2009 sales were driven by our segmented multiple play bundles marketed under the “Shakes” brand. By “shaking” any chosen mix of individual products, customers not only realize savings on their monthly invoice, but also effectively obtain an upgrade, since we offer improved product specs and features within a multiple play bundle. Through the Interkabel Acquisition in October 2008, we expanded our footprint to the whole of Flanders and have since been able to commercialize our bundles in

TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2009	5

the remaining one third of Flanders where we previously only offered broadband internet and fixed telephony services.

Our total premises serviced increased 5% year-on-year to 4,199,000 at the end of December 2009 compared to 4,016,000 at the end of 2008 (excluding mobile telephony in both cases). The number of triple play customers continued to grow vigorously by 112,000 to 651,000, up 21% compared to the prior year. Hence, the proportion of triple play customers relative to our total customer relationships further expanded from 22% in Q4 2008 to nearly 28% one year later. The growing uptake of our multiple play bundles can also be derived from the number of services per customer relationship. This ratio continued to increase, up 7% year-on-year to 1.79 services at the end of 2009 compared to 1.67 a year earlier.

ARPU PER CUSTOMER RELATIONSHIP

ARPU per unique customer hit €36.8 in Q4 2009, up 13% compared to the prior year period. We note that Q4 2008 was impacted by the Interkabel Acquisition and the subsequent integration of the acquired single play analog TV customer base, which had an overall dilutive effect on the ARPU per unique customer across the Combined Network. For the whole of 2009, ARPU per unique customer came in at €35.0, marking an 8% growth compared to the 2008 level of €32.5. While individual product ARPUs continue to trend down because of a growing proportion of bundle and other discounts and competitive pressures, we have succeeded in growing the overall ARPU per unique customer. The ARPU uplift is a direct result of a growing proportion of newly acquired customers opting for a multiple play bundle, the continued uptiering of our existing subscriber base to multiple play and finally the continued migration from analog to digital TV with the latter resulting in an approximate doubling of the basic cable TV ARPU.

1.1                          Broadband internet

SUBSCRIBER BASE

2009 was a buoyant year for our broadband internet service with record net additions since the launch of high-speed internet in 1996. Over the whole of 2009, we added 131,000 net new broadband subscribers, up 28% compared to the prior year period. The strong growth in net additions was both driven by higher sales and decreasing churn. In Q4 2009, we achieved 31,000 net additions, broadly equivalent to the run-rate of the previous quarters, but surpassing the 27,000 level realized in Q4 2008. We ended the year with 1,116,000 broadband internet subscribers, up 13% compared to the prior year period. Consequently, broadband penetration (as a % of homes passed) further expanded from 35.6% at the end of 2008 to 39.9% at the end of 2009. We believe the robust growth of our broadband subscriber base resulted from multiple factors, including (i) product and speed leadership over competing technologies; (ii) the reliability of our network; and (iii) our appealing pricing structures resulting from the internet component in our bundles carrying upgraded internet specifications compared to our stand-alone internet products. Finally, churn remained well under control at 7.4% in Q4 2009 compared to 8.2% during the prior year quarter.

REVENUE

Residential broadband internet revenue in 2009 increased 7% to €402.0 million from €375.1 million a year ago. During the course of the year, we witnessed an acceleration of our residential broadband internet revenue growth from 6% in H1 2009 to 8% in H2 2009. We attribute the improved top line growth of this specific product line to a combination of robust subscriber growth for our internet products and a slower pace of downward migrations since the launch of our extended Shakes+ bundles in early July 2009. In the year-end quarter, we recorded residential broadband internet revenue of €103.3 million, up 8% compared to the €95.5 million we generated in Q4 2008.

1.2                          Telephony

SUBSCRIBER BASE – FIXED TELEPHONY

We succeeded in adding 112,000 net new fixed telephony customers over the year, up 38% year-on-year, out of which Q4 2009 accounted for 26,000 compared to 24,000 in the prior year period. Our fixed telephony subscriber base

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showed an 18% increase compared to the whole of 2008, reaching 741,000 at the end of December 2009 thanks to the broad appeal of our product bundles and flat fee rate plans for both domestic and internationals call destinations. The penetration of our fixed telephony service (as a % of homes passed) hit 26.5% at the end of December 2009 compared to 22.7% at the end of 2008. Churn showed a modest seasonal uplift compared to the previous quarters to 6.8% in Q4 2009, yet remained well below the year-ago level of 7.9%.

SUBSCRIBER BASE – MOBILE TELEPHONY

At the end of October 2009, we carefully initiated our first mobile-focused marketing campaigns tailored towards our existing customer base. Our revamped mobile offering led to an anticipated sharp acceleration in the number of net additions in Q4 2009. In the final quarter of the year, we welcomed 24,000 net new mobile customers resulting in a total subscriber base of 129,000 active mobile customers at the end of December 2009. Importantly, these newly acquired mobile customers reveal promising usage trends and hence generate a superior ARPU relative to the existing customer base on the old tariff plans. In 2010, we anticipate making further inroads in the mobile market through the planned implementation of our Full-MVNO, but in disciplined and carefully-weighted steps.

REVENUE

Our residential telephony revenue, which includes the contribution of both our fixed and mobile telephony businesses, rose 4% in 2009 to €224.3 million compared to €214.9 million in the prior year period. In the course of the year, our top line growth rate picked up from 3% in H1 2009 to 6% in H2 2009. This acceleration in revenue growth is predominantly driven by sustained growth in net additions due to the appeal of our multiple play bundles and flat rate tariff plans, a further slowdown in the erosion of our fixed telephony ARPU as well as a growing contribution from our mobile activities. In Q4 2009, we generated €59.2 million revenue from our residential telephony business, up 7% compared to the prior year period.

In line with the trends of recent quarters, the financial performance of our fixed telephony business was impacted by our required adoption of the new regulatory framework, through which we incur reduced fixed line termination rates to our network. This framework, which intends to reach near reciprocity in interconnect charges with the incumbent’s reference rate, was implemented in 2007 and ended in 2009. Consequently, over 2009, we incurred a termination rate decrease of 55% versus the prior year, with a negative impact on our telephony revenue of approximately €8.8 million (Q4 2009: €2.3 million). Excluding interconnection revenue, our subscription-driven and usage-based fixed telephony revenue showed a healthy 10% growth year-on-year in 2009.

1.3                          Television

1.3.1                   Digital & Premium Television

SUBSCRIBER BASE

At the end of December 2009, we served 1,001,000 digital TV customers, up 49% compared to the prior year period. The vast majority of our digital TV customers opt for the interactive Telenet Digital TV platform (938,000 subscribers at year-end, +54% year-on-year) with the remaining 63,000 subscribers watching digital TV through an INDI set-top box. In the past year, we attracted a net 329,000 new Telenet Digital TV customers compared to 218,000 in 2008 (+51% year-on-year). In Q4 2009 alone, we welcomed 81,000 net new subscribers to our Telenet Digital TV platform compared to 90,000 net additions in Q4 2008, which was largely influenced by pent-up demand in the acquired Interkabel area. Hence, we believe our Q4 2009 achievement to be solid especially in light of intensified competition in the residential market.

Our digitalization ratio, which measures the total base of digital TV customers (both Telenet Digital TV and INDI) relative to our total cable TV subscriber base, continued to grow, reaching 43% at the end of December 2009 compared to a mere 28% a year earlier. It should be noted that the Q4 2008 digitalization ratio within the Combined Network was diluted by the integration of the acquired Interkabel TV subscriber base, being predominantly analog. In the course of Q4 2009, we terminated our analog PayTV services and migrated most of the remaining 6,000 premium analog PayTV subscribers on the Telenet Partner Network to our interactive digital platform.

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REVENUE

In addition to video-on-demand revenue, our premium cable television revenue is driven by the strong uptake in rentals of the high-end HD and PVR-enabled set-top boxes which provide a positive boost to our recurring monthly set-top box rental fees. The other contributors to our digital TV revenue include subscription fees to our thematic and premium channel packages, the latter marketed under the brand name PRIME, and interactive services.

Our premium cable television revenue reflects the robust growth of our digital TV base. Digital TV customers typically generate an ARPU which is approximately twice as high as the basic cable TV ARPU, through the use of on-demand content, the uptake of our thematic and premium channel packages, as well as recurring rental fees. Total premium cable television revenue generated by our Telenet Digital TV, INDI and PayTV customers reached €115.4 million in 2009, up from €78.0 million for the prior year period, an increase of 48%. In Q4 2009 alone, our premium cable television revenue came in at €32.9 million, representing a 52% increase compared to the prior year period. This revenue is in addition to basic television subscription revenue as described below.

1.3.2                   Basic Cable Television

SUBSCRIBER BASE

Subscribers to both basic analog and digital television services totaled 2,342,000 at the end of December 2009 compared to 2,402,000 a year earlier. This implies a total annual net organic loss of 60,000 basic cable TV subscribers within our Combined Network. This net organic loss excludes migrations to our digital TV platform and represents customers churning to competitor’s platforms, such as other digital television providers and satellite operators, or customers having moved out of our service footprint.

In line with our expectations, the rate of organic attrition increased in Q4 2009 after having shown a moderating trend during the first nine months of the year. During the year-end quarter, we incurred a net organic loss of 21,000 basic cable TV subscribers compared to an average loss rate of 13,000 during the first nine months of the year. We believe the higher rate of organic attrition partly reflects typical seasonality at year-end, our enlarged footprint following the Interkabel Acquisition in October 2008 as well as increased churn as a result of the incumbent’s free TV offer. At group level, the loss of these single play basic cable television subscribers was significantly more than offset by the continued uptiering of our existing basic cable TV subscriber base to multiple play and the further migration to digital TV.

Going forward, we foresee sustained competition in the residential TV market both from existing platforms and DTT (digital terrestrial television). Hence, we will increasingly pursue our strategy of converting the majority of our single play basic cable TV subscribers to multiple play, while optimizing our diversified TV product portfolio through DTT later this year following our recently signed agreement with Norkring België NV.

REVENUE

Our basic cable television revenue comprises the basic subscription fee for both analog and digital TV customers (both Telenet Digital TV and INDI). In 2009, we generated €322.3 million of basic cable television revenue, marking a 32% increase compared to the €244.3 million we achieved in 2008. The substantial year-on-year increase is primarily a consequence of the Interkabel Acquisition and to a lesser extent due to the approximately 6% increase of the basic TV subscription fee, implemented as of February 2009. While our digital cable TV customers are billed on a monthly basis and therefore are already reflecting the tariff increase, we only apply the higher subscription fees to our analog cable TV customers upon sending their annual invoice. Hence, we anticipate that this price increase will continue to contribute to increased basic cable ARPU until February 2010. In Q4 2009, basic cable television revenue rose 3% from €79.8 million in Q4 2008 to €82.2 million.

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1.4                          Telenet Solutions – Business division

With full year 2009 revenue of €76.9 million, our business services division generated flat revenue compared to the prior year. We believe this is a good achievement in light of the current tough economic environment and intense competitive market, the loss of a large fiber access wholesale contract in the southern part of Belgium and our deliberate terminated selected low-margin wholesales voice and video businesses, representing €3.3 million in total. On a like-for-like basis, our underlying revenue trend was up 5%. In 2009, we have only seen a minor impact from the economic downturn on our business services division, primarily impacting our corporate LAN interconnect services, while our voice and data revenue came in better than anticipated thanks to our successful IP-VPN and iFiber solutions.

In the fourth quarter, our business services revenue declined 7% to €19.3 million. Our reported growth rates were negatively impacted by nonrecurring installation revenue of €0.7 million which we recorded in the prior year quarter and the deliberate termination of certain lower-margin wholesale voice and video businesses, representing €0.4 million. Excluding these elements, we recorded stable revenue. This transition will allow us to improve profitability of our business division going forward and to increase focus on our core data and internet products and our unique service positioning in this market.

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2                                    Financial highlights

2.1                          Revenue

In 2009, we generated revenue of €1,197.4 million, up 18% compared to the prior year period, which produced revenue of €1,018.8 million. Excluding the impact of the acquisitions of both Interkabel (fully consolidated since the start of Q4 2008) and BelCompany (fully consolidated since the beginning of Q3 2009), our revenue growth amounted to 9% for the full year of 2009.

Our Q4 2009 revenue grew 13% year-on-year to €315.5 million compared to €279.4 million for the prior year period. On an organic basis, our revenue growth in Q4 2009 was 10% compared to Q4 2008. We were able to maintain a similar level of organic top line growth in Q4 2009 compared to the prior quarter despite the fact that the year-end quarter is seasonally impacted by a growing proportion of bundle-related and other discounts. In addition to the acquisitions of Interkabel and BelCompany, the upswing in our revenue is directly linked to the robust subscriber growth for our core residential products of broadband internet, fixed telephony and digital television, a growing uptake of our multiple play bundles and a higher ARPU per customer relationship as a result of customers increasingly subscribing to two or more products.

■               Basic cable television, which comprises the basic subscription fee paid by our analog TV and digital TV (both Telenet Digital TV and INDI) subscribers, reported revenue of €322.3 million for the whole of 2009 compared to €244.3 million in the prior year period. The 32% year-on-year revenue increase was predominantly attributable to the Interkabel Acquisition and to a lesser extent to the deferred benefit of an increase of approximately 6% in the basic cable TV fee since early 2009. In Q4 2009, basic cable television revenue amounted to €82.2 million, up 3% compared to the prior year period level of €79.8 million.

■               Premium cable television revenue, which includes PayTV, video-on-demand revenue as well as rental fees and interactive services on the platform, rose 48% year-on-year in 2009 to €115.4 million. In Q4 2009, we recorded revenue of €32.9 million, up 52% compared to the prior year period. Revenue growth was driven by strong net additions for our Telenet Digital TV product and higher set-top box rental fees, as well as a growing number of video-on-demand transactions. Our reported premium cable television revenue excludes the sale of digital TV set-top boxes, which are classified under “Distributors/Other”, while set-top box rentals are included within the recurring premium cable television revenue.

■               Distributors/Other revenue includes revenue related to the sale of set-top boxes, revenue from cable television activation and installation fees and an increasing share of other services such as online advertising on our portal and community websites. Furthermore, this revenue line also includes the contribution from the acquired mobile telephony distribution channel BelCompany, which was fully consolidated as of June 30, 2009. Distributors/Other revenue jumped €26.7 million in 2009 compared to the prior year level to €56.5 million, of which BelCompany accounted for €17.1 million. In 2009, the revenue generated by set-top box sales and other customer premise equipment was €5.2 million compared to €8.4 million for the prior year. This decrease is predominantly attributable to the marked shift to set-top box rentals, which generate recurring revenue under the form of a monthly rental fee, as opposed to the one-time revenue from set-top box sales. Q4 2009 Distributors/Other revenue amounted to €18.5 million (+192% year-on-year) of which €7.9 million was attributable to BelCompany and €0.8 million was generated by set-top box sales.

■               Residential broadband internet revenue recorded a 7% increase in 2009 compared to the prior year period, amounting to €402.0 million (Q4 2009: €103.3 million). During the course of the year, we witnessed an improvement of our residential broadband internet revenue growth from 6% in H1 2009 to 8% in H2 2009. Robust subscriber growth and a lower propensity to downward migrations outweighed a growing proportion of bundle discounts as a result of a higher sales concentration in bundles.

■               Residential telephony, which includes the contribution of both our fixed and mobile businesses, reported a 4% revenue increase in 2009 compared to prior year level to €224.3 million (Q4 2009: €59.2 million). The continued growth in both fixed and mobile telephony subscribers was partly offset by a combination of continued downwards price trends resulting from an increasing share of free outbound fixed calls, bundle discounts and the regulatory-driven reduction of our fixed termination rates by approximately 55%. The latter factor negatively impacted our fixed telephony revenue by €8.8 million in 2009 (Q4 2009: €2.3 million).

■               Our business services division revenue remained flat year-on-year at €76.9 million, as the migration of a large fiber access wholesale contract in the southern part of Belgium and the deliberate termination of certain lower-

TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2009	10

margin wholesale voice and video businesses offset the positive impact of the 5% growth experienced in our remaining business service revenue. Relative to a strong Q4 2008, during which we recorded certain nonrecurring installation revenue, our business-to-business revenue fell 7% in Q4 2009 to €19.3 million.

2.2                          Expenses

Our total operating expenses increased at a slower pace than revenue in 2009 thanks to the operational efficiency improvements which we continued to pursue in our sales, customer care and repair divisions and strict control of our overhead expenses. Total operating expenses totaled €898.9 million in 2009, a 15% increase compared to the €780.1 million for the comparable period last year. It should be noted that the majority of this expense growth is non-organic and directly related to the acquisitions of both Interkabel and BelCompany. On an organic basis, our total operating expenses grew 5% in 2009, which is half our top line organic growth rate.

In Q4 2009, we incurred total operating expenses of €249.7 million, up 14% year-on-year. Excluding the impact of the acquisitions of Interkabel and BelCompany, our total operating expenses rose 10% compared to the prior year level. The quarter-on-quarter increase in our organic cost base is primarily attributable to a nonrecurring €6.6 million provision related to a settlement of post-employment benefits for certain of our employees who are former Electrabel (ICS) employees, which does not have an immediate cash impact and clears any future impact on our profit and loss of these post-employment employee benefits. Excluding this one-time provision, total operating expenses in Q4 2009 would have grown 7% annually, which is equivalent to the Q3 2009 level.

■               Employee benefits amounted to €123.1 million in 2009 (Q4 2009: €33.6 million), a decline of 3% compared to the 2008 level. The mandatory inflation-led wage adjustment of 4.5% in early 2009 was compensated by the outsourcing of our video editing unit, which appears under “Network operating and service costs”, and a one-off positive impact for compensation benefits resulting from a reduction of certain accruals during the first half of 2009.

■               Nonrecurring post-employment benefits: In Q4 2009, we agreed upon a post-employment settlement with certain of our employees who are former Electrabel (ICS) employees with regards to gas and electricity tariff discounts. Through this agreement, we have settled all future post-employment obligations in this regard. The one-off cost of €6.6 million during Q4 2009 does not have an immediate cash impact and eliminates all future impact on our profit and loss of these post-employment employee benefits. In 2010, we would otherwise have incurred an estimated expense of €1.3 million related to these gas and electricity tariff discounts.

■               Depreciation and amortization reached €302.8 million in 2009 (Q4 2009: € 79.8 million), an increase of 15% compared to the prior year period. This increase can be attributed to the depreciation of the capital lease assets and amortization of the intangible assets acquired in the Interkabel Acquisition, and a larger share of capital expenditures being represented by rental set-top boxes, which are depreciated in a shorter timeframe than our network assets.

■               Network operating and service costs totaled €343.2 million in 2009 (Q4 2009: €90.4 million), an increase of 22% year-on-year, which is primarily attributable to the acquisitions of both Interkabel and BelCompany and the outsourcing of our video editing unit, offset through lower employee benefits. On an organic basis, we saw an increase in direct expenses such as external call center capacity, copyright and content costs, interconnect termination fees and other network operating costs, reflecting the continued strong growth of our subscriber base. However, the increased reliability of our network and further platform upgrades of our digital TV product generated a favorable impact on our service costs on a per RGU basis.

■               Advertising, sales and marketing expenses rose by 10% to €69.2 million in 2009. Advertising, sales and marketing expenses in Q4 2009 grew 12% compared to the prior year period to €24.3 million, which is less than the 15% growth we recorded in Q3 2009. The increase in advertising, sales and marketing costs is mainly attributable to higher sales commissions, the impact of the BelCompany acquisition, an increase in overall marketing spend and our first mobile-focused marketing campaigns including promotional handset offers.

■               Other costs, including operating charges and credits related to acquisitions or divestitures, reached €49.0 million in 2009, up by 19% year-on-year, reflecting an increase in business-supporting corporate advisory and legal fees. The 22% year-on-year increase in Q4 2009 to €13.8 million includes fees related to the planned merger between Telenet BidCo NV (a holding entity) and Telenet NV (an operational company) through which we seek to further enhance our group structure.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2009	11

As a percentage of total revenue, our total operating expenses (including depreciation and amortization) declined by 1.5 percentage points year-on-year in 2009 to 75%. For Q4 2009, total operating expenses as a percentage of total revenue increased from 78% in Q4 2008 to 79% mainly because of the €6.6 million nonrecurring post-employment settlement with certain of our employees who are former Electrabel (ICS) employees. Excluding the latter factor, total operating expenses as a percentage of revenue would have declined 1 full percentage point to 77%.

2.3       Adjusted EBITDA and operating profit

We generated €607.7 million of Adjusted EBITDA in 2009, including a nonrecurring post-employment benefit expense of €6.6 million, compared to €506.4 million in 2008 (+20% year-on-year). This represents an Adjusted EBITDA margin of 50.7% for the full year compared to 49.7% for the prior year. The strong growth in our Adjusted EBITDA is primarily the result of our continued focus on process and product platform improvements, an accelerated uptake of multiple play and overall disciplined cost control. Excluding the impact of the acquisitions of Interkabel and BelCompany, our 2009 Adjusted EBITDA increased by 14% year-on-year.

In Q4 2009, we realized Adjusted EBITDA of €146.6 million, up 8% compared to the prior year period and equivalent to an Adjusted EBITDA margin of 46.5%. As in Q3 2009, the acquisition of BelCompany had a slightly dilutive impact on our Adjusted EBITDA given the latter’s close to breakeven EBITDA. In Q4 2008, we generated Adjusted EBITDA of €135.8 million, implying an underlying Adjusted EBITDA margin of 48.6%. The more moderate Adjusted EBITDA growth in the year-end quarter is entirely attributable to the Q4 2009 post-employment benefit expense. Excluding the latter, our Adjusted EBITDA would have amounted to €614.2 million and €153.2 million for FY 2009 and Q4 2009, respectively.

Exhibit 1: Reconciliation between profit attributable to equity holders and Adjusted EBITDA (unaudited)

	For the three months ended			For the full year ended
(€ in millions)	December 31,			December 31,
	2009	2008	Change %	2009	2008	Change %

Total comprehensive income (loss) for the period, attributable to owners of the company	160.4	(47.0)	n/a	233.1	(15.2)	n/a

Income tax expense (benefit)	(128.3)	11.6	n/a	(88.7)	62.3	n/a
Share of the loss of equity accounted investees	0.0	(0.0)	n/a	0.5	0.4	12%
Net Finance expense	33.7	95.8	-65%	153.6	191.3	-20%
Depreciation, amortization and impairment	79.8	75.0	6%	302.8	262.2	15%

EBITDA	145.6	135.3	8%	601.3	501.0	20%

Share based compensation	1.2	0.5	159%	5.1	4.6	10%
Operating charges (credits) related to acquisitions or divestitures	(0.2)	-	n/a	1.3	0.8	62%

Adjusted EBITDA	146.6	135.8	8%	607.7	506.4	20%

The combination of strong Adjusted EBITDA growth, offset by the €6.6 million nonrecurring settlement cost in Q4 2009 and an increase in depreciation and amortization, led to an operating profit of €298.5 million in 2009, compared to €238.7 million in 2008, an increase of 25%. In Q4 2009, we generated an operating profit of €65.8 million, up 9% compared to the prior year period.

2.4       Net result

FINANCE INCOME AND EXPENSES

Net finance expenses were €153.6 million for the full year of 2009 compared to €191.3 million for the prior year, representing the combined effect of lower interest expenses on our Senior Credit Facility, additional interest expenses on our new capital lease agreement with Interkabel and the negative impact of changes in the fair value of our interest rate hedges. In Q4 2009, we reported net finance expenses of €33.7 million versus €95.8 million for the prior year, primarily driven by significant unfavorable changes in the fair value of our derivatives in 2008.

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Interest income and foreign exchange gain

Interest income for the full year of 2009 was €1.2 million, compared to €5.6 million in the prior year. This decrease was primarily attributable to lower interest rates and a lower average cash balance as excess cash was used to entirely repay the outstanding amount of €85.0 million on the Revolving Facility during the first half of this year. In Q4 2009, we reported interest income of €0.2 million, versus €1.1 million last year.

Interest expenses and foreign exchange loss

Our net interest expense for the full year of 2009 totaled €133.9 million, down from the €163.9 million for the prior year. This decrease was primarily attributable to the lower EURIBOR interest rate, which sets the basis for our total interest expenses carried on our Senior Credit Facility. This decrease was partially offset by additional interest expenses of €21.1 million on the capital lease implemented for the Interkabel Acquisition. Q4 2009 accounted for net interest expense of €31.6 million, a decrease compared to the €45.7 million for the prior year period, primarily as a result of the significantly higher EURIBOR interest rates in Q4 2008.

Net gains or losses on derivative financial instruments

We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. Throughout the year, we have further optimized our portfolio of interest rate hedges seeking to lower the average interest rates and to partially cover the extended maturities of our Senior Credit Facility. Our derivative instruments comprise a combination of interest rate swaps, caps and collars. In line with IFRS accounting standards, our interest rate derivatives are valued on a mark-to-market basis, i.e. at fair value, and differences in fair value are reflected in our income statement. These changes in fair value do not have any direct impact on our cash flows until such time as the derivatives are fully or partially settled.

For the full year of 2009, the change in fair value of our interest rate derivatives yielded a loss of €20.9 million, versus a loss of €33.0 million in the prior year, within which Q4 represented losses of €2.3 million and €51.2 million for 2009 and 2008, respectively. These changes in fair value were largely the consequence of changes in the 3 month-EURIBOR interest rate curve through the maturity dates of these instruments.

INCOME TAXES

For the full year of 2009, we recorded an income tax benefit of €88.7 million, compared to an income tax expense of €62.3 million for 2008, reflecting a nonrecurring tax credit of €124.6 million recorded in Q4 2009. This nonrecurring tax credit was the result of the recognition of a deferred tax asset related to the net operating losses of our subsidiary Telenet BidCo NV. As a result of the approval of a merger between Telenet BidCo NV, a holding company, and Telenet NV, an operational company, by the Belgian Tax Authorities, the merged company will be able to use the net operating losses of Telenet BidCo NV in the future.

Since Belgium does not apply tax consolidation rules, future tax expenses or benefits within individual group entities cannot be correlated to the consolidated net income of Telenet Group Holding NV.

NET INCOME

We recorded a net profit of €233.1 million for the full year of 2009, including a loss on our interest rate derivatives of €20.9 million and a nonrecurring tax credit of €124.6 million, without which we would have recorded a net profit of €129.4 million. In the prior year period, we reported a net loss of €15.2 million, including a €33.0 million loss on our interest rate derivatives, without which we would have recorded a net profit of €17.8 million. Excluding these gains and losses on our interest rate hedges in both years and the nonrecurring tax credit in 2009, we experienced a significant increase in net income, due primarily to our underlying operating improvements and lower interest expenses. For the fourth quarter of 2009 alone, our net profit was €160.4 million, compared to a net loss of €47.0 million in 2008, or an underlying net profit of €38.1 million and €4.2 million, respectively when excluding the impact from gains and losses on our interest derivatives and the nonrecurring tax credit.

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2.5       Cash flow and liquidity

NET CASH PROVIDED BY OPERATING ACTIVITIES

Net cash provided by operating activities grew by 25% to €440.8 million for the full year of 2009 up from €352.0 million in the prior year. This increase reflects the combination of growth in our Adjusted EBITDA and lower cash interest expenses, partially offset by a declining working capital benefit arising from the migration from annual prepaid billing to monthly billing, which is correlated to the evolution of analog subscribers to digital. In Q4 2009, working capital movements slightly improved year-on-year, resulting in increased net cash provided by operating activities of €89.7 million in Q4 2009 versus €64.1 million in Q4 2008.

NET CASH USED IN INVESTING ACTIVITIES

Net cash used in investing activities was €279.6 million for the full year of 2009, compared to €433.5 million in the prior year. The cash movement in 2008 included the €200.6 million upfront cash payment for the Interkabel Acquisition on October 1, 2008. Excluding cash used for acquisitions, net cash used in investing activities rose to €273.2 million in 2009 from €228.4 million, primarily reflecting higher cash capital expenditures resulting from the strong success of our digital TV rental boxes offering. In Q4 2009, net cash used in investing activities was €70.6 million, compared to €259.8 million for Q4 2008, which included the cash used for the Interkabel Acquisition.

FREE CASH FLOW

We generated Free Cash Flow of €166.9 million for the full year of 2009, an increase of 38% from the €121.2 million generated in the prior year. In Q4 2009, Free Cash Flow was €18.9 million compared to €5.0 million in Q4 2008, which was primarily the combined effect of higher cash capital expenditures, stable working capital movements, an improvement in our Adjusted EBITDA and lower cash interest expenses on our Senior Credit Facility.

NET CASH USED IN FINANCING ACTIVITIES

Net cash used in financing activities amounted to €81.1 million for the full year of 2009, compared to net cash provided by financing activities of €70.5 million for the prior year period. The cash usage in 2009 is a combined effect of (i) the repayment of €85.0 million on the outstanding balance of our Revolving Facility which we drew in Q3 2008 to fund a portion of the Interkabel Acquisition; (ii) the payment of a €55.8 million capital decrease to our shareholders in Q3 2009; partially offset by (iii) the drawdown of €90.0 million under the Term Loan B2B, the availability of which would have otherwise expired on June 30, 2009. The cash provided by financing activities in 2008 is primarily the result of the drawdown of €85.0 million under the Revolving Facility.

The remainder of the cash used in financing activities included various lease repayments and the €21.1 million scheduled repayment of the new Telenet Partner Network capital lease following the Interkabel Acquisition. For Q4 2009, net cash used in financing activities was €3.8 million, while for the prior year period there were no material cash movements in financing activities.

As of December 31, 2009, we held €145.7 million of cash and cash equivalents, compared to €65.6 million as of December 31, 2008, reflecting the repayment of the Revolving Facility of €85.0 million and the capital reduction of €55.8 million, offset by the drawdown of the Term Loan B2B of €90.0 million and strong Free Cash Flow of €166.9 million for the full year of 2009.

LEVERAGE RATIO AND AVAILABILITY OF FUNDS

As of December 31, 2009, the outstanding balance of our Senior Credit Facility and outstanding cash balance resulted in a net senior debt leverage ratio of 3.1x EBITDA1, down from 3.7x EBITDA at December 31, 2008, and significantly below the covenant of 6.25x and the availability test of 5.0x. Including our capital leases and other debt, our net total debt leverage ratio is equivalent to 3.6x EBITDA. Under the Senior Credit Facility, we have access to the additional committed Term Loan facilities B2A and E2 and the Revolving Facility of €310.0 million in aggregate, subject to

1 Calculated as per Senior Credit Facility definition, using net senior debt divided by last two quarters’ annualized EBITDA.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2009	14

compliance with the above covenants, with availability up to and including June 30, 2010 and June 30, 2014, respectively, pursuant to the amendments to the Senior Credit Facility. On August 7, 2009, we successfully finalized the voluntary extension process of our existing term loans under the Senior Credit Facility. This leverage-neutral transaction further improved the stability of Telenet’s debt capitalization by providing additional cash flow flexibility to the business. In addition, no major debt amortizations are due before end of 2014.

2.6       Capital expenditures

Accrued capital expenditures were €317.6 million for the full year of 2009, representing 27% of revenue, including €103.9 million of set-top box expenditures, which accounted for 33% of total capital expenditures. The high proportion of rental set-top boxes in our accrued capital expenditures was due to the continued strong success of Telenet Digital TV and a strong customer preference for the upper range HD PVR-enabled set-top boxes. Our set-top box capital expenditures represent an upfront investment, which generates a return in the form of monthly recurring rental fees.

In addition to the rental set-top boxes, 18% of our total accrued capital expenditures during the full year of 2009 were related to installations and customer equipment and 25% to network growth and expansions, such as the 600 MHz network bandwidth upgrade project which has now been essentially completed, and various investments to accommodate our increased subscriber base and broadband speed requirements. The network growth component also included the implementation of our internal mobile switch center in light of our planned transition to Full-MVNO later this year. This implies that approximately 76% of our accrued capital expenditures during the 2009 were scalable growth or subscriber related. The remainder represents refurbishments and replacements of network equipment, sports content acquisition costs and recurring investments in our IT-platform and systems. By comparison, for the full year of 2008, accrued capital expenditures were €245.9 million, representing 24% of revenue, including €60.7 million of set-top box expenditures.

For the fourth quarter of 2009, our accrued capital expenditures amounted to €102.4 million, including €27.7 million of set-top box expenditures. Capital expenditures excluding rental set-top boxes for Q4 2009 increased by €10.5 million year-on-year, primarily as a result of the start of our “Pulsar” project and our deployment of the mobile switch center. Through “Pulsar” we are expanding our digital and interactive network bandwidth by gradually splitting the optical nodes which bridge our fiber optic and coax networks. With accrued capital expenditures at 27% of revenue for the full year, we believe that 2009 was our peak year in terms of absolute capital investment levels.

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3                                    Outlook and other information

3.1                          Outlook for the year 2010

STRATEGY

Looking at the year ahead, we remain confident of our ability to further grow our business organically by pursuing our strategy of marketing attractive multiple play propositions, aiming for product and service leadership and executing a rigorous customer care process. Also in 2010, we are convinced that our customer centric approach will remain the foundation for our future business and free cash flow growth. At the same time, we remain vigilant as to the potential side effects of the economic downturn on our business that could still impact our residential and business services performance. Furthermore, we continue to operate in a dynamic market place, characterized by intense competition both in our residential market as well as the business-to-business segment.

The conversion to multiple play remains an important growth axis as it is a direct driver of a higher ARPU per customer relationship. At the end of December 2009, slightly less than half of our customer base was still on single play. Hence, this group of predominantly analog TV subscribers represents untapped potential to upsell additional services and bundles. Next, we forecast a further digitalization of our cable television customer base through which we are able to obtain an ARPU of approximately twice the basic cable TV ARPU. Furthermore, we also see further growth for both our broadband internet and fixed telephony products. The former should benefit from continued growth in broadband penetration and our product and network superiority over competing technologies, highlighted by the recent broadband product upgrades and a gradual commercial launch of EuroDocsis 3.0 in Flanders. As for fixed telephony, we foresee further market share gains given the appeal of our bundles and flat rate plans. On the revenue side, we will no longer be suffering from the adverse regulatory impact of lower fixed termination rates, which had a negative impact of €8.8 million on our fixed telephony revenue in 2009. We have embedded our expectation of a higher rate of organic attrition for our analog cable TV service given sustained strong competition from alternative platforms.

In addition to our core fixed business, we have identified an opportunity in mobile for which we initiated our first marketing campaigns last year. Tapping our existing customer base, our premium brand, enhanced distribution following the BelCompany acquisition in June 2009 and innovative tariff plans, we believe we can further grow our mobile business. The transition towards Full-MVNO will be another important milestone in our mobile journey. In 2010, we foresee to make additional investments in our mobile business, but in a disciplined and scalable manner.

OUTLOOK 2010

Combining all the aforementioned elements, we foresee healthy top line growth for 2010 of around 8%, while we remain cautious about the intensified competitive landscape and potential delayed adverse effects from the economic crisis. We should highlight that the 18% revenue growth we achieved in 2009 was largely driven by the acquisitions of Interkabel and BelCompany and that the organic growth rate amounted to 9%. With the exception of BelCompany (fully consolidated as of June 30, 2009) our 2010 revenue target is fully organic.

At the same time, we will continue to closely monitor our cost base, while seeking to further optimize our sales, customer care and install processes. We remain confident of our ability to maintain our Adjusted EBITDA margins in the 48-50% range longer term, notwithstanding the adverse impact from changes in our revenue mix (including BelCompany) and subscriber-related cost growth. For 2010, we target an Adjusted EBITDA margin of close to 50% including scalable mobile-related investments.

As for capital expenditures, we expect a decline relative to the peak of 2009 when we invested €317.6 million (+29% year-on-year) including €103.9 million related to rental set-top boxes. Going forward, we continue to invest in customer-led growth and in the future upgrade of our HFC network as defined under the “Digital Wave 2015” program. This long-term project should result in a next-generation network capable of capturing the changing consumer needs, new internet applications and future services and technology. One of the cornerstones in this program remains our Pulsar node splitting project, which will improve our network capacity by deploying more fiber

TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2009	16

and increasing the number of nodes in our network. For 2010, we assume total accrued capex (including set-top box rental and non-cash capital lease additions) of around 23% of our revenue compared to a level of 27% spent in 2009.

The combination of solid Adjusted EBITDA growth and a decline in capital expenditures translates into further improving free cash flow. Following the 38% increase in 2009 to €166.9 million, we foresee 2010 free cash flow to be in excess of €200 million assuming no material changes in the evolution of the EURIBOR interest rates.

Exhibit 2: Outlook FY 2010

Outlook FY 2010

Revenue growth	Around 8%

Adjusted EBITDA margin	Close to 50%

Capital expenditures(1)	Around 23% of revenue

Free Cash Flow	In excess of €200 million

(1) Accrued capital expenditures, including non-cash capital lease additions and rental set-top boxes.

3.2       Shareholder disbursement

Our primary objective is to maintain sufficient resources and flexibility to meet our financial and operational requirements and at the same time, we will continuously seek ways to create shareholder value through solid growth in our business operations, accretive M&A and levered equity returns.

The Board of Directors of Telenet will propose an extraordinary shareholder disbursement of €2.23 per share, corresponding to a total distributable amount of approximately €250.0 million. This distribution has been based on our Free Cash Flow expectations and an assessment of our underlying business performance, accretive organic or external business opportunities, the competitive and economic climate and our ability to repay our debt autonomously.

Since certain articles under Belgian Company law and under Telenet Group Holding’s Articles of Association restrict the ability of Telenet Group Holding to make regular dividend payments or perform share buy-backs until certain minimum reserves are attained, the disbursement to be paid in Q3 2010 will most likely be executed as a capital reduction, which is not subject to applicable withholding taxes.

The final decision on the shareholder remuneration and payout date will be voted upon at the Annual General Meeting of Shareholders (AGM) on April 28, 2010.

3.3       Subsequent events

There were no significant events subsequent to December 31, 2009, that would require adjustment to or disclosure in the accounting data included in this press release.

3.4       Procedures of the independent auditor

The statutory auditors, KPMG Bedrijfsrevisoren – Reviseurs d’Entreprises CVBA, represented by Jos Briers, have confirmed that their audit procedures, which have been substantially completed, have not revealed any material adjustments which would have to be made to the accounting data included in this press release as of and for the year ended December 31, 2009.

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4                                     Telenet Group Holding NV – Selected EU GAAP

consolidated statement of operations detail

As of and for the three months ended	Dec 2009	Dec 2008	Change %

Premises serviced (in thousands)

Homes passed - Combined Network	2,794	2,769	1%

Television
Analog Cable TV
Analog Cable TV	1,342	1,712	-22%
PayTV on Telenet Partner Network	-	17	n/a
Total Analog Cable TV	1,342	1,729	-22%
Digital Cable TV
Digital Cable TV (Telenet Digital TV)	938	609	54%
Digital Cable TV (INDI)	63	65	-3%
Total Digital Cable TV	1,001	674	49%

Total Cable TV	2,342	2,402	-2%

Internet
Residential Broadband Internet	1,082	953	14%
Business Broadband Internet	34	32	6%
Total Broadband Internet	1,116	985	13%

Telephony
Residential Telephony	729	619	18%
Business Telephony	12	10	20%
Total Telephony	741	629	18%

Mobile telephony (active customers)	129	87	48%

Total Premises Serviced (excl. Mobile)	4,199	4,016	5%

Churn

Basic cable television	9.1%	6.0%
Broadband internet	7.4%	8.2%
Telephony	6.8%	7.9%

Customer relationship information - Combined Network

Triple play customers (in thousands)	651	539	21%
Total customer relationships (in thousands)	2,342	2,402	-2%
Services per customer relationship	1.79	1.67	7%
ARPU per customer relationship (in € / month)	36.8	32.4	13%

TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2009	18

5                                     Telenet Group Holding NV - Selected EU GAAP condensed

consolidated financial statements

5.1                          EU GAAP condensed consolidated statement of comprehensive income (unaudited)

	For the three months ended			For the full year ended
(€ in millions, except shares and per share amounts)	December 31,			December 31,
	2009	2008	Change %	2009	2008	Change %

Revenue
Basic cable television	82.2	79.8	3%	322.3	244.3	32%
Premium cable television	32.9	21.6	52%	115.4	78.0	48%
Distributors / other	18.5	6.3	192%	56.5	29.8	90%
Residential broadband internet	103.3	95.5	8%	402.0	375.1	7%
Residential telephony	59.2	55.5	7%	224.3	214.9	4%
Business services	19.3	20.6	-7%	76.9	76.8	0%
Total Revenue	315.5	279.4	13%	1,197.4	1,018.8	18%
Expenses
Cost of services provided	(183.3)	(163.0)	12%	(688.9)	(589.3)	17%
Gross Profit	132.2	116.4	14%	508.5	429.6	18%
Selling, general & administrative expenses	(66.4)	(56.1)	18%	(210.0)	(190.8)	10%
Operating profit	65.8	60.3	9%	298.5	238.7	25%
Finance income	0.2	1.1	-81%	1.2	5.6	-79%
Net interest income and foreign exchange gain	0.2	1.1	-81%	1.2	5.6	-79%
Net gain on derivative financial instruments	-	-	n/a	-	-	n/a
Finance expenses	(33.9)	(96.9)	-65%	(154.8)	(196.9)	-21%
Net interest expense and foreign exchange loss	(31.6)	(45.7)	-31%	(133.9)	(163.9)	-18%
Net loss on derivative financial instruments	(2.3)	(51.2)	-95%	(20.9)	(33.0)	-37%
Net Finance expense	(33.7)	(95.8)	-65%	(153.6)	(191.3)	-20%
Share of the loss of equity accounted investees	(0.0)	0.0	n/a	(0.5)	(0.4)	12%
Profit (loss) before income tax	32.1	(35.4)	n/a	144.4	47.1	207%
Income tax benefit (expense)	128.3	(11.6)	n/a	88.7	(62.3)	n/a
Profit (loss) for the period	160.4	(47.0)	n/a	233.1	(15.2)	n/a
Other comprehensive income for the period, net of income tax	-	-	n/a	-	-	n/a
Total comprehensive income (loss) for the period, attributable to owners of the company	160.4	(47.0)	n/a	233.1	(15.2)	n/a

Weighted average shares outstanding	111,806,675	110,331,633		111,354,953	109,981,494
Basic earnings (loss) per share	1.43	(0.43)		2.09	(0.14)
Diluted earnings (loss) per share	1.43	(0.43)		2.08	(0.14)
Expenses by Nature
Employee benefits	33.6	34.7	-3%	123.1	127.1	-3%
Nonrecurring post-employment benefits	6.6	-	n/a	6.6	-	n/a
Share based compensation	1.2	0.5	159%	5.1	4.6	10%
Depreciation	62.0	57.7	8%	239.0	199.5	20%
Amortization	15.7	14.9	5%	55.5	54.1	2%
Amortization of broadcasting rights	2.1	2.4	-13%	8.3	8.6	-3%
Network operating and service costs	90.4	76.0	19%	343.2	281.9	22%
Advertising, sales and marketing	24.3	21.6	12%	69.2	63.2	10%
Other costs	14.0	11.3	24%	47.7	40.3	18%
Operating charges (credits) related to acquisitions or divestitures	(0.2)	-	n/a	1.3	0.8	62%
Total Expenses	249.7	219.1	14%	898.9	780.1	15%

Certain comparative amounts in the 2008 income statement under the revenue section have been reclassified for purposes of more appropriate comparison between the figures of the reported period for the current year and the previous year. Please refer to comments on page 4, section 2 “Reclassification of revenue from business coax products” for more details.

TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2009	19

5.2                          EU GAAP Condensed consolidated statement of cash flows (unaudited)

	For the three months ended			For the full year ended
(€ in millions)	December 31,			December 31,
	2009	2008	% Change	2009	2008	% Change

Cash flows provided by operating activities
Profit (loss) for the period	160.4	(47.0)	n/a	233.1	(15.2)	n/a
Depreciation, amortization and impairment	79.8	74.2	8%	302.8	261.6	16%
Working capital changes and other non cash items	(27.8)	(33.3)	-17%	(45.6)	(0.1)	n/a
Income tax expense (benefit)	(128.3)	11.6	n/a	(89.0)	62.3	n/a
Net interest expense and foreign exchange loss	31.4	44.6	-30%	132.8	158.3	-16%
Net loss on derivative financial instruments	2.3	51.2	-95%	20.9	33.0	-37%
Cash interest expenses and cash derivatives	(28.1)	(37.2)	-24%	(114.2)	(147.7)	-23%
Net cash provided by operating activities	89.7	64.1	40%	440.8	352.0	25%

Cash flows provided by investing activities
Purchases of property and equipment	(58.9)	(49.9)	18%	(233.7)	(200.4)	17%
Purchases of intangibles	(11.9)	(9.2)	30%	(40.2)	(30.4)	32%
Acquisitions of subsidiaries and affiliates, net of cash acquired	(0.4)	(200.6)	n/a	(6.4)	(205.1)	-97%
Proceeds from sale of property and equipment and other intangibles	0.7	(0.2)	n/a	0.7	2.4	-69%
Net cash used in investing activities	(70.6)	(259.8)	-73%	(279.6)	(433.5)	-36%

Cash flows provided by financing activities
Net debt redemptions	-	-	n/a	5.0	77.1	-94%
Other (incl. finance lease and capital decreases)	(3.8)	-	n/a	(86.1)	(6.6)	n/a
Net cash provided by (used in) financing activities	(3.8)	-	n/a	(81.1)	70.5	n/a

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	130.5	261.3	-50%	65.6	76.6	-14%
Cash at end of period	145.7	65.6	122%	145.7	65.6	122%
Net cash generated (used)	15.3	(195.7)	n/a	80.1	(11.0)	n/a

Free Cash Flow
Net cash provided by operating activities	89.7	64.1	40%	440.8	352.0	25%
Purchases of property and equipment	(58.9)	(49.9)	18%	(233.7)	(200.4)	17%
Purchases of intangibles	(11.9)	(9.2)	30%	(40.2)	(30.4)	32%
Free Cash Flow	18.9	5.0	278%	166.9	121.2	38%

TELENET GROUP HOLDING NV – EARNINGS RELEASE FULL YEAR 2009	20

5.3         EU GAAP Condensed consolidated statement of financial position

(unaudited)

	Dec 31,	Dec 31,	Change
(€ in millions)	2009	2008

ASSETS
Non-current Assets:
Property and equipment	1,315.0	1,286.1	28.8
Goodwill	1,240.4	1,186.3	54.1
Other intangible assets	308.6	357.8	(49.1)
Deferred tax assets	116.4	-	116.4
Derivative financial instruments	9.1	14.9	(5.8)
Investments in equity accounted investees	0.3	-	0.3
Other assets	5.6	1.5	4.1
Total non-current assets	2,995.3	2,846.6	148.7
Current Assets:
Inventories	11.3	4.1	7.2
Trade receivables	73.3	67.8	5.5
Derivative financial instruments	0.3	0.2	0.1
Other current assets	47.3	38.4	8.9
Cash and cash equivalents	145.7	65.6	80.1
Total current assets	277.9	176.1	101.8

TOTAL ASSETS	3,273.2	3,022.7	250.5

EQUITY AND LIABILITIES
Equity:
Share capital	1,041.8	1,089.6	(47.8)
Share premium and other reserves	902.6	898.0	4.6
Retained loss	(1,584.4)	(1,817.4)	233.1
Total equity	360.1	170.2	189.9
Non-current Liabilities:
Loans and borrowings	2,291.5	2,282.1	9.4
Derivative financial instruments	18.6	14.9	3.7
Deferred revenue	8.6	10.7	(2.1)
Deferred tax liabilities	45.7	16.8	28.9
Other liabilities	39.9	47.3	(7.4)
Total non-current liabilities	2,404.3	2,371.9	32.4
Current Liabilities:
Loans and borrowings	32.4	34.5	(2.1)
Trade payables	82.2	45.4	36.8
Accrued expenses and other current liabilities	272.5	265.7	6.7
Deferred revenue	105.1	129.4	(24.3)
Derivative financial instruments	16.6	5.3	11.2
Current tax liability	0.1	0.3	(0.2)
Total current liabilities	508.9	480.7	28.2
Total liabilities	2,913.2	2,852.6	60.6

TOTAL EQUITY AND LIABILITIES	3,273.2	3,022.7	250.5